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Exhibit 10.1(s)

PUT OPTION AGREEMENT

        THIS PUT OPTION AGREEMENT (this "Agreement") is entered into and made effective as of September 30, 1999 by and among NorthWestern Growth Corporation, a South Dakota corporation ("NGC" and, along with permitted assignees, "Optionor"), the member named below, a natural person resident in the State of South Dakota (along with permitted assigns, "Optionee"), and, with respect to Section 8, NorthWestern Capital Partners LLC, a Delaware limited liability company (the "Company").

W I T N E S S E T H:

        WHEREAS, concurrently with the execution of this Agreement, Optionee is acquiring an ownership interest (the "Interest") in the Company which will entitle Optionee to receive from the Company specified distributions and allocations of income, gain, loss, deduction and/or credit (or items thereof) ("Allocations," which for all purposes herein shall include all Allocations to which Optionee is or may become entitled by virtue of ownership or transfer of the Interest);

        WHEREAS, the Company maintains a Targeted Capital Account (as defined in the Limited Liability Company Agreement, dated of even date herewith, of the Company (the "LLC Agreement")) in respect of the Interest, such Targeted Capital Account consisting of (in addition to Optionee's original capital contribution to the Company) an Acquisition Return Component, an Annual Appreciation Component and an Equity Ownership Component (each as defined in the LLC Agreement); and

        WHEREAS, the Parties desire to set forth their agreement whereby Optionee may from time to time sell all or part of the Interest to Optionor on the terms and subject to the conditions contained herein; and

        WHEREAS, NGC is the Managing Member and controlling person of the Company, and it is in NGC's interest and to its advantage to restrict the transferability of Interests in the Company so as not to create additional minority interests; and

        WHEREAS, terms not defined herein shall have the meanings given in the LLC Agreement.

        NOW, THEREFORE, for and in consideration of the foregoing recitals and mutual covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

        1.    Grant of Options.

        (a)    Annual Appreciation Component.    Optionor hereby grants to Optionee one or more options (each, an "Option" and, collectively, "Options"), each representing the right, but not the obligation, to sell to Optionor, from time to time in accordance with the provisions hereof, all or any part of that portion of the Interest which is attributable to the Annual Appreciation Component of Optionee's Targeted Capital Account, such Options to be exercisable from time to time, in whole or in part, as follows: From and after the date which is two years after the date hereof (the "Second Anniversary Date"), Optionee shall have the right to exercise an Option with respect to any positive balance in his or her Targeted Capital Account which relates to the Annual Appreciation Component, such Option(s) shall be deemed immediately exercisable whenever an Allocation is made with respect to the Annual Appreciation Component of Optionee's Targeted Capital Account.

        (b)    Equity Ownership Component.    Optionor hereby grants to Optionee one or more additional Options, each representing the right, but not the obligation, to sell to Optionor from time to time in accordance with the provisions hereof, all or any part of that portion of his or her Interest attributable to any Equity Ownership Component of Optionee's Targeted Capital Account as follows:

          (i)    As of that date which is two years after the NBD with respect to any Investment Strategy, up to 25% of any positive balance in the Equity Ownership Component of Optionee's Targeted Capital Account relating to such Investment Strategy;

          (ii)    As of that date which is three years after the NBD with respect to any Investment Strategy, up to 50% of any positive balance in the Equity Ownership Component of Optionee's Targeted Capital Account relating to such Investment Strategy;

          (iii)    As of that date which is four years after NBD with respect to any Investment Strategy, up to 75% of any positive balance in the Equity Ownership Component of Optionee's Targeted Capital Account relating to such Investment Strategy; and

          (iv)    As of that date which is five years after the NBD with respect to any Investment Strategy, up to 100% of any positive balance in the Equity Ownership Component of Optionee's Targeted Capital Account relating to such Investment Strategy.

        (c)    Acquisition Return Component.    Optionor hereby grants to Optionee one or more additional Options, each representing the right, but not the obligation, to sell to Optionor from time to time in accordance with the provisions hereof, all or any part of that portion of his or her Interest attributable to any Acquisition Return Component of Optionee's Targeted Capital Account, such Options to be exercisable from time to time, in whole or in part, as follows: From and after the Second Anniversary Date, Optionee shall have the right to exercise an Option with respect to any positive balance in his or her Targeted Capital Account relating to the Acquisition Return Component in respect of any Investment Strategy, such Option(s) shall be deemed immediately exercisable whenever an Allocation is made with respect to the Acquisition Return Component of Optionee's Targeted Capital Account.

        (d)    Each Option granted pursuant to Sections 1(a), 1(b) and 1(c) above shall accelerate and be deemed to be immediately exercisable in full as to any positive balance in any component of Optionee's Targeted Capital Account without regard to any restrictions or limitations as to timing or other factors described in such Sections, if any, in the event any of the following are applicable to Optionee: (A) upon the occurrence or deemed occurrence of a Change of Control or Major Transaction or termination by Optionee for Good Reason in connection with an actual or deemed Change of Control or Major Transaction, as defined in Optionee's Employment Agreement ("Employment Agreement") with NOR, NGC or an affiliate thereof, as the case may be at the time, (B) upon the occurrence of a Fundamental Change (as such term is defined in the Employment Agreement, (C) if Optionee's employment with NorthWestern Corporation "NOR"), NGC, or an affiliate of NOR (as the case may be) is terminated by NOR, NGC, or that affiliate (as the case may be) without Cause (as defined in the Employment Agreement), (D) if Optionee dies or suffers a permanent Disability (as defined in the Employment Agreement), (E) upon the Normal Retirement (as defined by Optionee's employer) of Optionee and (F) with respect to Options granted pursuant to Sections 1(a), 1(b) and 1(c) above relating to all or any portion of an Investment Strategy, to the extent of any sale, transfer or disposition of all or any portion of the assets or business of an Investment Strategy (including, without limitation, by way of a merger, consolidation, joint venture, public offering, or creation or sale of a minority interest (other than in connection with acquisitions by NGC or its affiliates in the ordinary course of business consistent with past practices)); in all cases under clauses (A) through (F) above, (i) determining the Annual Appreciation Component of Optionee's Targeted Capital Account by including investment returns through the Liquidity Date relating to each or the relevant portion of each Investment Strategy, as the case may be, and (ii) determining the Acquisition Return Component of Optionee's Targeted Capital Account by treating each acquisition relating to each or the relevant portion of each Investment Strategy, as the case may be, as having achieved Target Performance for the applicable Measurement Period.

        2.    Purchase Price.    The purchase price for that portion of the Interest which is the subject of an Option shall be equal to the Fair Market Value of the Interest (or relevant portion thereof) as represented by the positive balances in the various components of the Optionee's Targeted Capital Account determined in accordance with the procedures set forth in Exhibit A (Acquisition Return Component), Exhibit B (Annual Appreciation Component), and Exhibit C (Equity Ownership Component), as applicable. The purchase price shall be payable in cash, but may, upon the mutual agreement of the parties, be paid in (i) NOR Common Stock or (ii) any combination of cash and NOR Common Stock. If any portion of the purchase price is to be paid in NOR Common Stock, Optionee shall receive that number of shares of NOR Common Stock which is derived by dividing the portion of the purchase price to be paid in NOR Common Stock by the average, volume weighted closing price of NOR Common Stock on the New York Stock Exchange for the twenty (20) trading days ending on the date preceding the date of exercise of the Option.

        3.    Exercise.

        (a)    Optionee shall exercise an Option by delivering written notice to Optionor which specifies the portion of the Interest desired to be sold, provided, that in the event Optionee's employment with NOR, NGC or their affiliates terminates for any reason, each Option which is currently exercisable according to its terms (including by acceleration, if applicable) on the date Optionee's employment is terminated shall be deemed automatically exercised without further action on the part of any party, provided, however, if Optionee should terminate employment with NGC in order to be employed by a NOR affiliate, it shall not constitute such automatic exercise.

        (b)    Upon delivery (or deemed delivery) of the notice required by Section 3(a), Optionee shall be obligated to sell, and Optionor obligated to purchase, that portion of the Interest as set forth in the notice for the price and on the terms as set forth in the notice (or deemed notice), and Optionor and Optionee shall take all actions as necessary to complete such sale.

        4.    Termination.    This Agreement shall terminate upon the liquidation, dissolution and winding up of the Company.

        5.    Closing.    The closing (the "Closing") of each purchase transaction contemplated herein shall occur on the fifth business day following delivery of the notice specified in Section 3. At the Closing, Optionee and Optionor shall each deliver to the other an executed Assignment Agreement, in the form of Exhibit E hereto, and Optionor shall deliver the Purchase Price to Optionee. Optionor shall pay all transfer taxes (if any) imposed by reason of an exercise of an Option.

        6.    Transfer of Option.    No Party shall have the right to assign, transfer, sell or otherwise encumber such Party's right, title or interest in or to this Agreement without the written consent and approval of the other Parties hereto, which consent may be withheld in the sole and absolute discretion of any such Party. Notwithstanding the foregoing, (i) Optionor may assign, transfer, sell or otherwise transfer any of its rights or obligations under or to this Agreement to any affiliate and (ii) Optionee's rights and obligations under or to this Agreement shall be transferable to Optionee's estate in the event of his or her death or to Optionee's personal representative in the event Optionee suffers a permanent disability (as defined in the Employment Agreement) or to members of Optionee's immediate family or a trust of which only members of such immediate family are the beneficiaries.

        7.    Amendment of LLC Agreement.    Upon the exercise of any Option pursuant to the terms of this Agreement, the Company hereby agrees to cause the LLC Agreement to be amended to reflect the sale and purchase of the Interest and to take such further action as is necessary and appropriate to effect the sale and acquisition of the Interest (including, without limitation, the making of any required determinations under Section 3.2(c) of the LLC Agreement in connection with the Transfer of any Interest).

        8.    Severability.    Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace any such prohibited or unenforceable provision with one or more provisions that faithfully reflect the original economic intent of the parties as manifested in the unenforceable provision(s).

        9.    Arbitration.    To the fullest extent permitted by law, any dispute, controversy or claim arising out of or relating to this Agreement or the breach or alleged breach of this Agreement, shall be settled by arbitration in Sioux Falls, South Dakota (or, if applicable law requires some other forum, then such other forum) in accordance with the rules then obtaining of the American Arbitration Association. If the parties to any such controversy are unable to agree upon a neutral arbitration or arbitrators, then an arbitrator shall be appointed in accordance with such rules. The parties consent to the nonexclusive jurisdiction of the United States District Court for the District of South Dakota, for all purposes in connection with any such arbitration. The parties agree that any process or notice of motion or other application to either of such courts, and any paper in connection with any such arbitration, may be served by certified mail, return receipt requested, or by personal service or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided a reasonable time for appearance is allowed. All costs of any such arbitration shall be paid by Optionor.

        10.    Miscellaneous.

        (a)    The Parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

        (b)    Subject to the restrictions of Section 6, this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the Parties. No waiver of any Party's rights hereunder or of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent rights, breach or condition, whether of a like or different nature.

        (c)    The acknowledgements, covenants, agreements and obligations hereunder of each of the Parties hereto shall survive until satisfied in full.

        (d)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

        (e)    No modification of this Agreement shall be valid unless made in writing and signed by each of the Parties hereto.

        (f)    Any notice provided hereunder shall be so given as set forth in the LLC Agreement.

        (g)    This Agreement constitutes the entire complete and final agreement between Optionor and Optionee with respect to the subject matter hereof. Any and all prior agreements and negotiations are merged herein.

        (h)    The parties agree to execute and deliver all such further instruments and to take such further actions as may be reasonably necessary or appropriate to carry out the intent of this Agreement.

        (i)    This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

"Optionor"
NORTHWESTERN GROWTH CORPORATION, a South Dakota corporation
By
"Optionee"
WITH RESPECT TO SECTIONS 7, 8, 9 & 10 ONLY:
NORTHWESTERN CAPITAL PARTNERS, L.L.C., a Delaware limited liability company
By:	NorthWestern Growth Corporation, Its: Managing Member
By

EXHIBIT A

Criteria For Determining Fair Market Value of
Acquisition Return Component of Targeted Capital Accounts

        The Acquisition Return Component of each Member's Targeted Capital Account shall be credited with their share of the appreciation (if any) in the Fair Market Value of an Interest attributable to the "Acquisition Return" realized from each acquisition or investment ("Acquisition") and shall generally be determined as described below. There shall be a separate Acquisition Return Component maintained for each Investment Strategy and determinations with respect to Acquisitions within one Investment Strategy shall not affect the determinations with respect to any other Investment Strategy.

        The Acquisition Return Component of the Member's Targeted Capital Account shall equal the following percentage(s) of the appreciation (if any) in the Fair Market Value realized from each acquisition as measured by the actual performance of the Acquisition transactions.

Acquisition Return
Measurement Member	Percentage
Date

        The actual amount credited to the Acquisition Return Component of a Member's Targeted Capital Account shall equal the Acquisition Return Percentage (specified above) times the average purchase price EBITDA multiple paid for the Acquisitions under review times the EBITDA of the acquired companies used in computing this multiple times the actual EBITDA of these acquisitions during the 12 month period following the Acquisition as a percentage of their Target EBITDA (see below for definitions and qualifications).

        Measurement Period:    The 12 month period ending no earlier (unless accelerated) than 12 months after the month-end following the date of the Acquisition and ending no later than 24 months following the quarter-end most closely following the date of the Acquisition ("Measurement Period"—See also "Make Whole," below). Each Acquisition will be originally evaluated for the period of time that ends 12 months after the month end in which the Acquisition was made (e.g., if an Acquisition was made October 7th, 1998, the measuring period is the 12 months ending October 31st, 1999), each such Acquisition being an "Eligible Acquisitions". In the event the Actual Performance (in all cases, before general allocations of corporate overhead and compensation) is less than 95% of Target Performance for the quarter's Eligible Acquisitions, the Measurement Period shall be extended to the end of the following quarter and the results recalculated. In the event a shortfall remains, the Measurement Period will be extended to each succeeding quarter but can not be extended beyond four quarters from the quarter in which the Eligible Acquisitions were originally measured for the Acquisition Return Component (e.g., the acquisition made on October 7th, 1998 cannot have a Measurement Period extending beyond the quarter ending December 31, 2000).

        In the event the Actual Performance is more than 105% of Target Performance, the Acquisition Return credited to the Acquisition Return Component of the Member's Targeted Capital Account will be computed assuming 105% performance.

        Measurement Criteria:    When an Acquisition requires NOR or NGC Board approval, a "Target Performance" (before allocations of corporate overhead) is set forth and documented in the acquisition analysis presented to the applicable Board. In the case of Blue Dot Services, Inc. ("Blue Dot") and Exp@nets, Inc. ("Expanets"), the Target Performance for each acquired subsidiary is as set forth in the operating subsidiary's global model. The Acquisition will be evaluated by measuring the Acquisition's Actual Performance (as reflected in NorthWestern's internal accounting records) during the Measurement Period against Target Performance.

        Quarterly Aggregate Structure:    All Acquisitions at an operating subsidiary whose Measurement Period ends during a calendar quarter shall be aggregated for purposes of measuring acquisition return eligibility ("Performance") (e.g., if the Measurement Period for three acquired companies each end in the fourth quarter of 1998 and each company's Target EBITDA is $1,000,000, the three companies' actual EBITDA for the Measurement Period shall be combined and compared to $3,000,000 (3 companies at $1,000,000 each) to determine acquisition return eligibility). Acquisitions at different operating subsidiaries shall not be combined (i.e., Blue Dot is grouped separately from Exp@nets).

        Service Partner/Tuck-in Acquisitions:    Companies that are combined with another company in the same geographic territory will be tracked and measured separately if the accounting records are kept in such a manner. In the event the accounting records do not allow for separate measurement of a service partner/tuck-in acquisition (an "Integrated Acquisition"), each Integrated Acquisition with total consideration of $500,000 or less will be measured and credited with the platform company ("Platform") (e.g., if the Platform was purchased on October 7th, 1998 with a Target EBITDA of $200,000 and the tuck-in was acquired on June 30th, 1999 for consideration less than $500,000 with a Target EBITDA of $50,000 and the accounting records do not allow for separate measurement of the tuck-in, the Platform's and the tuck-in's Target EBITDA will be aggregated and measured on October 31st, 1999 with a Target EBITDA of $216,667 ($200,000 plus $50,000 times 4/12)), the acquisition return for both the Platform and the Integrated Acquisition being paid at such time. In the event the accounting records do not allow for separate measurement of an Integrated Acquisition with purchase price consideration greater than $500,000, each Integrated Acquisition will be measured for performance during its Measurement Period by combining the results of the Integrated Acquisition(s) and the Platform within the common geographic territory. For example, if a Platform acquisition is completed November 15th, 1998 with a Target EBITDA of $200,000 and a tuck-in is completed in the same market on August 15th, 1999 for consideration greater than $500,000 with a Target EBITDA of $50,000 and the accounting records do not allow for the separate measurement of each organization, the performance of the November 15th Platform acquisition will be measured for the 12 months ending November 30th, 1999 using a Target EBITDA of $214,833 ($200,000 plus $50,000 times 3.5 months divided by 12 months). The Integrated Acquisition will be measured for the 12 months ended August 30th, 2000 with a Target EBITDA of $250,000 ($50,000 plus $200,000 times 12/12).

        Allocation/Credit Frequency:    Determinations and allocations in respect of Acquisition Return Component of the Member's Targeted Capital Account shall be made quarterly, thirty days following the end of the calendar quarter (or at such other times as called for in the Agreement).

        Make Whole:    Upon the sale, transfer or disposition of the assets or business of any Acquisition (including, without limitation, by way of a merger, consolidation, joint venture, public offering, or creation or sale of a minority interest (other than in connection with acquisitions by NGC or its affiliates in the ordinary course of business consistent with past practices)), the acquisition return on each such Acquisition will be determined and credited to the Acquisition Return Component of the Member's Targeted Capital Account as though the Acquisition has achieved Target Performance.

        In addition, annually, at the end of each fiscal year, all Eligible Acquisitions whose original Measurement Period ended during such fiscal year ("Make Whole Eligible Acquisitions") shall be eligible for remeasurement in the event any such Make Whole Eligible Acquisitions did not meet Target Performance during the fiscal year. The remeasurement shall be the aggregate purchase price EBITDA multiple (EBITDA at the end of the fiscal year divided by the purchase price for all Make Whole Eligible Acquisitions) versus the purchase price to EBITDA multiple approved by the NOR or NGC Board for the Investment Strategy. In the event this aggregate measurement results in a purchase price multiple less than or equal to the Board approved multiple, the 95% minimum Target Performance criteria shall be lowered to 70% for purposes of computing the acquisition return earned on all Make Whole Eligible Acquisitions. Again, acquisitions at different operating subsidiaries shall not be combined (e.g., Blue Dot is grouped separately from Exp@nets).

2

EXHIBIT B

Criteria For Determining Fair Market Value of
Annual Appreciation Component of Targeted Capital Accounts

        The Annual Appreciation Component of each Member's Targeted Capital Account shall be credited with their share of the annual appreciation (if any) in the Fair Market Value of an Interest realized from increases in value attributable to the improved economic performance of investment strategies and businesses for the relevant period (without reference to determinations made with respect to any prior period) as measured by increases (if any) in the annual after-tax investment returns of such investments and businesses.

Non-Propane Businesses:

        The "Improved Return Amount" for non-propane businesses shall equal the amount of investment book earnings,including income from preferred stock or debt investments in portfolio companies (adjusted as appropriate to reflect income or loss attributable to common stock), and realized capital gains, less fully allocated NGC compensation and overhead expenses (excluding general allocations of NorthWestern corporate overhead and compensation), over the weighted average annual after-tax return (as adjusted quarterly) of NorthWestern's utility preferred stock portfolio (the "Preferred Stock Rate").

Propane Businesses:

        The "Improved Return Amount" for propane businesses shall equal the greater of 50% of the cash investment return or total investment book earnings and realized capital gains, less fully allocated NGC compensation and overhead expenses (excluding general allocations of NorthWestern corporate overhead and compensation), over the Preferred Stock Rate.

        The Annual Appreciation Component of each Member's Targeted Capital Account shall be credited with an amount equal to the percentage set forth below of the total Improved Return Amount for non-propane and propane businesses.

Private Equity Value as a Percent of Total Improved Return Amount
Strategy	Preferred Stock Rate to 10%	10-13%	13+% Return

Non-Propane/Propane

New Strategies (post 1/1/99)

All Strategies—From 4/1/00

EXHIBIT C

Criteria For Determining Fair Market Value of
Equity Ownership Component of Targeted Capital Accounts

        The Equity Ownership Component of each Member's Targeted Capital Account shall be credited with their share as set forth below of the "improved equity value" (if any) of each acquisition and/or investment strategy or portfolio entity ("Investment Strategy") entered into or made or acquired by or on behalf of NGC or any affiliate. There shall be a separate Equity Ownership Component maintained for each Investment Strategy and determinations with respect to one Investment Strategy shall not affect the determinations with respect to any other Investment Strategy.

        The term "improved equity value" ("IEV"), which shall be determined at such times as required under the Agreement, shall equal:

IEV = Portfolio Appraised Value-Portfolio Benchmark Investment Value

  Where:

        "Liquidity Date" shall mean the date of determination in accordance with the Agreement (including, without limitation, determinations pursuant to Section 3.2(c) thereof).

        "Portfolio Appraised Value" shall equal the after tax fair market value of the equity in each Investment Strategy at the Liquidity Date as mutually agreed by the Managing Member with the Approval of the Non-Managing Members (or failing agreement within thirty (30) days, as determined (before general allocations of NorthWestern and NGC corporate overhead and compensation) without a discount for minority interest, lack of liquidity or other factor by a nationally recognized investment banking firm reasonably acceptable to the Managing Members with the Approval of the Non-Managing Members and at the cost of the Managing Member).

        "Portfolio Benchmark Investment Value" shall equal an amount at the Liquidity Date which is calculated as follows:

IF X (1 + (PSIR X PI))

  Where:

        IF = The dollar amount of the Investment Funds actually advanced by or on behalf of NGC or its affiliate(s) in connection with such Investment Strategy.

        PSIR = The rate of return on NorthWestern's Preferred Stock Investment Portfolio, stated as a weighted annualized rate over the relevant period, prorated on a daily basis based on a 365 day year for any partial year.

        PI = The period of time such Investment Funds were actually invested in the Investment Strategy (net of any returns, recoveries or distributions in respect of such funds) stated in years, prorated on a daily basis based on a 365 day year for any partial year and ending on the Liquidity Date.

Long-Term Private Equity Ownership

        The Equity Ownership Component of each Member's Targeted Capital Account shall be credited with an amount equal to the percentage set forth below of the "Improved Equity Value" of each Investment Strategy as of the Liquidity Date.

Percent of Improved Return Amount
Investment Strategy	NorthWestern Benchmark Date (NBD)(1)	PSIR to 10%	10-13%	13+% Return

Propane (CornerStone)

Blue Dot

Exp@nets

Note:	(1) The NorthWestern Benchmark Date (NBD) shall be the later of (i) the Approval Date (which is the earlier of the date on which the strategic decision to enter into the particular industry segment was made by the NorthWestern or NGC Board of Directors, as the case may be, or the date of the closing of the original acquisition or investment in such industry segment) or (ii) the date the Member first became entitled to participate in the equity appreciation of such Investment Strategy.

2

EXHIBIT D

[sample determination]

QuickLinks

  Exhibit 10.1(s)
PUT OPTION AGREEMENT
W I T N E S S E T H
  EXHIBIT A
Criteria For Determining Fair Market Value of Acquisition Return Component of Targeted Capital Accounts
  EXHIBIT B
Criteria For Determining Fair Market Value of Annual Appreciation Component of Targeted Capital Accounts
  EXHIBIT C
Criteria For Determining Fair Market Value of Equity Ownership Component of Targeted Capital Accounts
  EXHIBIT D
[sample determination]